Exhibit 99.1

Opexa Therapeutics Reports First Quarter 2015 Financial Results and Provides Corporate Update

THE WOODLANDS, Texas--(BUSINESS WIRE)--May 12, 2015--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a biopharmaceutical company developing personalized immunotherapies including multiple sclerosis (MS) and neuromyelitis optica (NMO), today reported financial results for the three months ended March 31, 2015 and provided an update on the Company’s recent corporate developments.

Recent highlights include:

Financial Highlights

  In April 2015, Opexa completed a rights offering and raised $13,804,140 in gross proceeds, before expenses, through subscriptions for 25,098,437 units, including the exercise of over-subscription privileges. Each unit consisted of one share of common stock and a warrant to purchase an additional share of common stock. Net proceeds, after deduction of fees and expenses, are expected to be approximately $12 million.
  In March 2015, Opexa received a $3 million payment from Merck Serono (a division of Merck, Darmstadt, Germany).
    The payment, which was made as part of an amendment to an existing Option and License Agreement between the parties, provides support for the ongoing Phase 2b Abili-T clinical study of Tcelna® (imilecleucel-T), Opexa’s personalized immunotherapy in development for patients with secondary progressive MS (SPMS), as well as the preparation and planning of potential Phase 3 studies.
  Based on the current activities of the Company and projected burn, Opexa believes it has sufficient liquidity into the fourth quarter of 2016. The Company expects this will support the completion and reporting of top line results for the Phase 2b Abili-T study of Tcelna in SPMS patients and the completion of the preclinical activities for OPX-212 in NMO, as well as supporting general operations of the Company.

Clinical Highlights

  As of April 30, 2015, approximately 75% of the patient visits have been completed in the Abili-T study in SPMS patients. The Abili-T clinical trial is a randomized, double-blind, placebo-controlled study being conducted at approximately 35 leading clinical sites in the U.S. and Canada. The trial is fully enrolled with 190 total subjects enrolled.
  At a recent and regularly scheduled meeting, the independent Data and Safety Monitoring Board (DSMB) overseeing Opexa’s Abili-T trial recommended the trial continue as planned based on the committee’s review of safety data from the trial. Opexa has received Fast Track designation from the U.S. Food and Drug Administration (FDA) for Tcelna in SPMS.
  Opexa was invited to present biomarker data on patients with neuromyelitis optica (NMO) at a scientific session and poster presentation at the 67th American Academy of Neurology (AAN) Annual Meeting in April.
  Opexa continued IND enabling activities for OPX-212 (Opexa’s NMO therapeutic candidate), including advancing a bio-activity study and performing process development work. IND submission for OPX-212 is expected in 2015.

“We are coming off a productive quarter, which was highlighted with the announcement of a $3 million payment from Merck Serono to further support the development of Tcelna,” said Neil K. Warma, Opexa’s President and Chief Executive Officer. “We welcome Merck Serono’s continued support as a vote of confidence in our ability to execute on the Abili-T trial. We are pleased that the $15 million we raised in the first four months of 2015 should enable us to fully fund the balance required for our Phase 2b Abili-T trial of Tcelna in secondary progressive MS patients through the release of top-line data. We expect results from this trial in the second half of 2016.”

“Our second disease program in neuromyelitis optica (NMO) is moving forward as we continue our preclinical and IND enabling studies. We generated some interesting data last quarter and were invited to present these data during the recent American Academy of Neurology annual meeting. Our results showed that despite patients receiving B-cell depleting therapy, there remained an underlying and persistent inflammation due to the presence of activated T-cells. Our belief is that treatment using Opexa’s novel immunotherapy drug development candidate, OPX-212, could dampen both the T-cell and B-cell inflammatory process, thereby attacking the root cause of the disease.”

Financial Results for the Three Months Ended March 31, 2015

Opexa reported total revenues of $377,543 and $348,837 for the three months ended March 31, 2015 and 2014, respectively. Included in total revenues is $307,686 and $348,837 which was recognized for the three months ended March 31, 2015 and 2014, respectively, related to the $5 million upfront payment received from Merck Serono in connection with a February 2013 Option and License Agreement. In addition, revenues for the three months ended March 31, 2015 include $69,767 related to the $3 million payment from Merck Serono made in connection with the March 2015 amendment to such 2013 Agreement.

Research and development expenses for the three months ended March 31, 2015 were $2,636,999, a decrease of 6.2% compared to the $2,811,139 for the three months ended March 31, 2014. The decrease in expenses is primarily due to a decrease in the costs in connection with the ongoing clinical trial of Tcelna in SPMS, a decrease in the procurement and use of supplies for product manufacturing and development, partially offset by increases in employee compensation expense and facility costs.

General and administrative expenses for the three months ended March 31, 2015 were $1,006,130, a decrease of 8.8% compared to the $1,102,880 for the three months ended March 31, 2014. The decrease in expense is due to decreases in employee compensation and stock compensation expenses partially offset by increases in business development expenses.

Depreciation and amortization expenses for the three months ended March 31, 2015 were $96,982 compared with $95,586 for the three months ended March 31, 2014. The increase in expense is due to increases in depreciation for laboratory, manufacturing and computer equipment acquired during 2014 and 2015.

Opexa reported a net loss for the three months ended March 31, 2015 of $3,350,880, or $.12 loss per share (basic and diluted), compared with a net loss of $3,655,574, or $.13 loss per share (basic and diluted), for the three months ended March 31, 2014. The decreased net loss is primarily related to the decrease in research and development expenses and the decrease in general and administrative expenses, and was partially offset by the gain on exchange rate and by higher revenues for the quarter ending March 31, 2015.

Cash and cash equivalents were $9,572,880 as of March 31, 2015, compared to $9,906,373 as of December 31, 2014. The Company’s monthly burn rate for the three months ending March 31, 2015 was approximately $1.1 million.

For additional information please see Opexa’s Annual Report on Form 10-Q filed today with the SEC.

Conference Call and Webcast Details

Opexa will conduct a conference call and webcast to provide a corporate update and discuss the financial results at 4:30 P.M. ET today. To participate in the conference call, dial in approximately ten minutes before the scheduled 4:30 P.M. ET time to 201-689-8040 or toll free at 877-407-8133. Please reference conference ID 13609081 or the Opexa Therapeutics Earnings Call.

A live webcast of the call can also be accessed here or via the webcast link on the Investor Relations page of Opexa's website (www.opexatherapeutics.com). An archive of the webcast will be available on the Company's website until August 12, 2015.

There will be a brief Question & Answer session following management commentary.

About Opexa

Opexa is a biopharmaceutical company developing a personalized immunotherapy with the potential to treat major illnesses, including multiple sclerosis (MS) as well as other autoimmune diseases such as neuromyelitis optica (NMO). These therapies are based on Opexa’s proprietary T-cell technology. The Company’s leading therapy candidate, Tcelna®, is a personalized T-cell immunotherapy that is in a Phase IIb clinical development program (the Abili-T trial) for the treatment of secondary progressive MS. Tcelna consists of myelin-reactive T-cells, which are expanded ex vivo from the patient’s peripheral blood and reintroduced into the patient in an attenuated form via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin for each individual patient.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

Statements contained in this release, other than statements of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "expects," "believes," "may," "intends," "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the safety, efficacy and projected development timeline of drug candidates such as Tcelna® and OPX-212 constitute forward-looking statements. These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation our ability to raise additional capital to continue our development programs, our ability to successfully develop potential products such as Tcelna, our ability to obtain, maintain and protect intellectual property rights (including for Tcelna and future pipeline candidates such as OPX-212), as well as other risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks are described in detail in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q. All forward-looking statements contained in this release speak only as of the date on which they were first made by us, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

OPEXA THERAPEUTICS, INC.

Statement of Operations Data:	Three Months
	Ended March 31,
	2015	2014
Revenue:
Option revenue	$377,453	$348,837
Research and development	2,636,999	2,811,139
General and administrative	1,006,130	1,102,880
Depreciation and amortization	96,982	95,586
Operating loss	(3,362,658)	(3,660,768)
Interest income	1,478	5,194
Other income, net	10,300	-
Net loss	$(3,350,880)	$(3,655,574)
Basic and diluted loss per share	$(0.12)	$(0.13)
Weighted average shares outstanding	28,234,751	27,584,615

Selected Balance Sheet Data:
	March 31,	December 31,
	2015	2014

Cash and cash equivalents	$9,572,880	$9,906,373
Other current assets	683,452	758,943
Property and equipment, net	1,007,532	1,098,104
Other long term assets	29,204	38,939
Total assets	11,293,068	11,802,359
Total current liabilities	5,330,355	3,132,424
Deferred revenue	2,178,877	1,230,748
Total stockholders’ equity	3,783,836	7,439,187

CONTACT:
Opexa Therapeutics, Inc.
Karthik Radhakrishnan, 281-775-0600
Chief Financial Officer